Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Nicolet and County and have been prepared to illustrate the effects of the County merger under the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 and unaudited pro forma combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020, have been prepared to reflect the merger of Nicolet and County, after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the merger, County common shareholders, in exchange for the shares of County common stock held immediately prior to the merger (other than certain cancelled shares) and at the election of each shareholder, have the right to receive cash of $37.18 or 0.48 shares of Nicolet common stock, subject to proration procedures such that 1,237,000 shares of County common stock will be exchanged for cash, and the remaining shares will be exchanged for Nicolet common stock. Total consideration is estimated to consist of approximately $49 million in cash and an aggregate of approximately 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $171 million (based on the closing price of Nicolet common stock of $73.03 on December 2, 2021), representing an aggregate purchase price of approximately $220 million.

The merger will be accounted for as an acquisition transaction. Under the acquisition method of accounting, Nicolet records the assets and liabilities of the acquired entity at its fair value on the closing date of the merger. The pro forma condensed consolidated balance sheet as of September 30, 2021 has been prepared based on the historical consolidated balance sheets of Nicolet and County, assuming the transaction was consummated on September 30, 2021. The pro forma condensed combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 have been prepared based on the historical consolidated statements of income for Nicolet and County, assuming the transaction was consummated on January 1, 2020.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the merger been consummated as of the date indicated, or future results of operations or financial condition. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the merger transaction. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•	Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021;
•	County’s unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, included in County’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021; and
•	County’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in County’s Annual Report on Form 10-K for the year ended December 31, 2020.

NICOLET BANKSHARES, INC.

COMBINED WITH COUNTY BANCORP, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)

As of September 30, 2021

	Historical		Pro Forma		Nicolet and County
(In thousands)	Nicolet	County	Adjustments		Pro Forma Combined
Cash and cash equivalents, including certificates of deposits in other banks	$1,374,684	$105,548	$(56,899)	A,B	$1,423,333
Investment securities, including equity securities	773,082	338,211	—		1,111,293
Loans held for sale	193,645	11,139			204,784
Loans	3,533,198	1,004,958	(7,700)	C	4,530,456
Allowance for credit losses	(38,399)	(10,715)	(5,485)	D	(54,599)
Other real estate owned, net	4,453	914	(100)	E	5,267
Bank owned life insurance	100,690	31,885			132,575
Goodwill	255,431	—	77,822	F	333,253
Core deposit intangible	14,523	2	3,198	G	17,723
Other assets	196,513	58,051	5,394	H	259,958
Total Assets	$6,407,820	$1,539,993	$16,230		$7,964,043
Deposits	$5,428,774	$1,181,496	$3,500	I	$6,613,770
Borrowings	144,233	165,442	11,800	J	321,475
Other liabilities	105,535	15,736	13,870	K	135,141
Total Liabilities	5,678,542	1,362,674	29,170		7,070,386
Preferred equity	—	8,000	(8,000)	L	—
Common stock & Additional paid-in capital	425,487	34,672	136,204	A,M	596,363
Retained earnings	297,299	131,415	(137,912)	A,M	290,802
Accumulated other comprehensive income	6,492	3,232	(3,232)	M	6,492
Total Stockholders’ Equity (Common)	729,278	169,319	(4,940)		893,657
Total Liabilities and Stockholders’ Equity	$6,407,820	$1,539,993	$16,230		$7,964,043
Outstanding shares	11,952	6,053	2,340	A	14,292

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NICOLET BANKSHARES, INC.

COMBINED WITH COUNTY BANCORP, INC.

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended September 30, 2021		Pro Forma		Nicolet and County
(In thousands, except per share data)	Nicolet	County	Adjustments		Pro Forma Combined
Interest income	$113,924	$41,917	$1,925	A	$157,766
Interest expense	9,528	9,524	(3,825)	B	15,227
Net interest income	104,396	32,393	5,750		142,539
Provision for credit losses	6,500	(4,670)	—		1,830
Noninterest income	51,300	9,171			60,471
Noninterest expense	89,889	26,567	436	D	116,892
Income before income tax expense	59,307	19,667	5,314		84,288
Income tax expense	14,960	4,888	1,328	F	21,176
Net income	44,347	14,779	3,986		63,112
Less: dividends on preferred equity	—	239	—		239
Net income attributable to common	$44,347	$14,540	$3,986		$62,873
Weighted average common shares outstanding
Basic	10,098	6,166	2,340	G	12,438
Diluted	10,503	6,221	2,340	G	12,843
Earnings per common share
Basic	$4.39	$2.36			$5.05
Diluted	$4.22	$2.34			$4.90

	Year Ended December 31, 2020		Pro Forma		Nicolet and County
(In thousands, except per share data)	Nicolet	County	Adjustments		Pro Forma Combined
Interest income	$149,202	$55,475	$2,567	A	$207,244
Interest expense	19,864	18,499	(5,100)	B	33,263
Net interest income	129,338	36,976	7,667		173,981
Provision for credit losses	10,300	2,984	8,900	C	22,184
Noninterest income	62,626	14,250	—		76,876
Noninterest expense	100,719	39,645	19,582	D,E	159,946
Income before income tax expense	80,945	8,597	(20,815)		68,727
Income tax expense	20,476	3,118	(5,204)	F	18,390
Net income	60,469	5,479	(15,611)		50,337
Less: Net income attributable to noncontrolling interest	347	—			347
Net income attributable to Nicolet	60,122	5,479	(15,611)		49,990
Less: dividends on preferred equity	—	368	—		368
Net income attributable to common	$60,122	$5,111	$(15,611)		$49,622
Weighted average common shares outstanding
Basic	10,337	6,477	2,340	G	12,677
Diluted	10,541	6,505	2,340	G	12,881
Earnings per common share
Basic	$5.82	$0.79			$3.91
Diluted	$5.70	$0.79			$3.85

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated statements of income of Nicolet and County, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of Nicolet and County, giving effect to the merger as if it had been completed on September 30, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Nicolet and County under the acquisition method of accounting with Nicolet treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of County, as of the effective time of the merger, will be recorded by Nicolet at their respective fair values, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.

County common shareholders, in exchange for the shares of County common stock held immediately prior to the merger (other than certain cancelled shares) and at the election of each shareholder, have the right to receive cash of $37.18 or 0.48 shares of Nicolet common stock, subject to proration procedures such that 1,237,000 shares of County common stock will be exchanged for cash, and the remaining shares will be exchanged for Nicolet common stock. Total consideration is estimated to consist of approximately $49 million in cash and an aggregate of approximately 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $171 million (based on the closing price of Nicolet common stock of $73.03 on December 2, 2021), representing an aggregate purchase price of approximately $220 million.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of County based upon management’s preliminary estimate of their fair values as of September 30, 2021. Nicolet has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of County assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. In addition, certain County nonfinancial assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on the final determination of fair value.

Note 2. Preliminary Purchase Price Allocation for County

The following table summarizes the preliminary purchase price allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of County using County’s unaudited consolidated balance sheet as of September 30, 2021.

(In thousands, except per share data)	County Net Assets at Fair Value
Cash and cash equivalents	$97,548
Investment securities	338,211
Loans held for sale	11,139
Loans	997,258
Allowance for credit losses	(7,300)
Other real estate owned, net	814
Core deposit intangible	3,200
Other assets	92,927
Total Assets	$1,533,797
Deposits	$1,184,996
Borrowings	177,242
Other liabilities	29,606
Total Liabilities	1,391,844
Net assets acquired	$141,953
Purchase price:
Shares of County outstanding	6,112
Less: County shares with cash election	(1,237)
Shares of County with stock election	4,875
Exchange ratio	0.48
Pro Forma Nicolet shares to be issued	2,340
Nicolet closing stock price on December 2, 2021	$73.03
Pro Forma stock consideration	$170,876
Pro Forma cash consideration	$48,899
Total Pro Forma purchase price	$219,775
Preliminary goodwill	$77,822

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 27% tax rate, which represents Nicolet’s statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Total pro forma purchase price consideration of approximately $220 million comprised of the issuance of approximately 2.3 million shares of Nicolet common stock at a price of $73.03, based on the Nicolet closing stock price on December 2, 2021 (the last trading day prior to the consummation of the acquisition), for pro forma stock consideration of approximately $171 million and pro forma cash consideration of approximately $49 million.

B.	Total pro forma cash adjustment is comprised of the cash consideration of approximately $49 million (noted in A above) and the redemption of County preferred equity of approximately $8 million (noted in L below).

C.	Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity.

D.	Adjustment to the allowance for credit losses include the following.

(In thousands)	September 30, 2021
Reversal of historical County allowance for credit losses	$10,715
Estimate of lifetime credit losses for PCD loans	(7,300)
Estimate of lifetime credit losses for non-PCD loans	(8,900)
Cumulative pro forma adjustments to the allowance for credit losses	$(5,485)

E.	Adjustment of $100,000 to mark County’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.
F.	Adjustment to record estimated goodwill associated with the merger of $77.8 million.
G.	Adjustment to eliminate County’s existing core deposit intangible and record a new core deposit intangible of $3.2 million.
H.	Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.
I.	Adjustment to reflect current market rate of interest on deposits of $3.5 million.
J.	Adjustment to mark County’s borrowings to fair value.
K.	Adjustment to record estimated merger-related transaction costs of $19 million, net of deferred taxes of $5.1 million.
L.	Adjustment to reflect the redemption of County’s preferred equity.
M.	Adjustment to eliminate County’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in A above).

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income

Pro forma net income includes one-time estimated merger-related transaction costs (see item E below), as well as the Day 2 adjustment to record provision expense and the corresponding increase to the allowance for credit losses (see item C below, as well as Note 3 item D above), but does not reflect potential synergies and other estimated cost savings that may arise from the combination.

A.	Net fair value adjustments to reflect the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.
B.	Net fair value adjustments to interest expense for deposits assuming straight-line amortization over a 3 year weighted average life, and for borrowings assuming straight-line amortization over the remaining life of the related borrowing.
C.	Adjustment to record provision expense on County’s non-PCD loans, including adoption of the current expected credit losses (“CECL”) methodology for the County loan portfolio (Day 2).
D.	Net adjustment to core deposit intangible amortization to eliminate County core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.
E.	Adjustment to reflect merger-related transaction costs of $19 million.
F.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.
G.	Adjustments to weighted average shares to eliminate the weighted average shares of County common stock outstanding, and record the issuance of Nicolet common stock, calculated on the stock election shares using the exchange ratio of 0.48 per share.